Exhibit 99.1

News Release

Media contact:	Investor contact:
Mike Jacobsen +1 330 490 3796 jacobsm1@diebold.com	John Kristoff +1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
October 12, 2005

DIEBOLD PROMOTES TWO EXECUTIVES TO KEY POSITIONS
Swidarski named president and chief operating officer; Krakora named chief financial officer

NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today promoted two executives to key, senior-level positions within the company. Thomas W. Swidarski has been named president and chief operating officer, and Kevin J. Krakora has been appointed vice president and chief financial officer.

Swidarski will be responsible for the company’s global operations in financial self-service, security and election systems, including all related functions in sales, service, manufacturing and development. Most recently, Swidarski held the position of senior vice president, financial self-service group. As CFO, Krakora will be responsible for the company’s global financial systems and related processes. Prior to this appointment, he served as vice president, acting chief financial officer and corporate controller for Diebold.

“After carefully evaluating the areas on which we must focus, as well as the evolving demands of our stakeholders, the board of directors and I strongly feel that this organizational structure provides us the best opportunity to succeed. We also believe it is critical that we proceed at this time to fill these key leadership roles with people who know our business and understand our customers’ needs,” said Walden W. O’Dell, Diebold chairman and chief executive officer. “Throughout their careers and during their time at Diebold, Tom and Kevin have proven to be effective, knowledgeable executives and outstanding leaders. Their teams will be instrumental in driving our efforts to improve Diebold’s operating performance during this challenging period of time.”

Swidarski has held several senior-level operational, marketing, strategic and business development positions within Diebold since joining the company in 1996. Prior to that, he held various management positions within the financial industry for nearly 20 years focusing on marketing, product management, retail bank profitability, branding and retail distribution. Swidarski was a senior executive at PNC Bank and several other leading financial institutions. He received a bachelor’s degree in marketing and management at the University of Dayton (Ohio), and a master’s degree in business management from Cleveland State University.

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Before joining Diebold in 2001, Krakora was senior vice president and chief financial officer at TelTek, Inc. in Atlanta. His other previous experience includes vice president, controller with Alumax Inc.; vice president and controller of the Customer Service and Support Division for Liebert Corp., a subsidiary of the Emerson Electric Co., in Columbus, Ohio; and various positions at Price Waterhouse in Cleveland. Krakora earned a bachelor’s degree from Columbia University in New York City, and a master’s degree in business administration from Case Western Reserve University in Cleveland.

Diebold, Incorporated is a global leader in providing integrated self-service delivery systems, security and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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